Exhibit 99.1

MEDIA RELEASE

             American Campus Communities, Inc. Reports Third Quarter 2017 Financial Results
AUSTIN, Texas -- (BUSINESS WIRE)-October 23, 2017--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2017.
Highlights

•
Reported net loss attributable to ACC of $1.3 million or $0.01 per fully diluted share, versus net income of $9.6 million or $0.07 per fully diluted share in the third quarter 2016. Net loss in the current quarter includes approximately $4.8 million in expenses related to Hurricanes Harvey and Irma and transaction costs related to the Core Spaces / DRW portfolio transaction.

•	Reported quarterly FFOM per share of $0.44 per fully diluted share or $61.2 million, versus $0.45 per fully diluted share or $60.4 million for the third quarter prior year.

•
Reported same store wholly-owned net operating income ("NOI") decreased by 0.8 percent over the third quarter 2016 with revenues increasing 1.3 percent and operating expenses increasing 3.3 percent. Excluding expenses of $1.9 million associated with Hurricanes Harvey and Irma during the quarter, same store wholly-owned operating expenses and NOI would have increased by 1.0 and 1.7 percent, respectively.

•
Achieved an average rental rate increase of 2.9 percent and reported occupancy of 96.6 percent for 2018 same store wholly-owned properties, as of September 30, 2017 versus 97.2 percent for the same date prior year.

•	Delivered 10 new owned development projects containing 7,454 beds into service for the 2017-2018 academic year totaling $609.2 million in development cost.

•
Executed a predevelopment agreement for a second phase American Campus Equity (ACE®) development on the University of Southern California Health Sciences campus in Los Angeles. The estimated $42.0 million project is expected to include approximately 300 on-campus beds targeting delivery in Fall 2020.

•
Executed an agreement to recapitalize and ultimately acquire seven select student housing properties, including three presale developments for delivery in 2018, all totaling 3,776 beds for $590.6 million from affiliates of Core Spaces and DRW Real Estate Investments.

•
Continued the company’s strategic Seattle expansion in the University of Washington market with the acquisition of Bridges @ 11th subsequent to quarter end. The 258-bed community is located on university owned land immediately adjacent to the company’s recently acquired TWELVE at U District and only two blocks from Hub U District Seattle.

“While challenging conditions in 3 of our 60 same store markets caused us to fall short of our overall leasing expectations, our lease-up in the other 57 markets was strong, coming in with occupancy of 98 percent and rental rate growth of 3.2 percent. Although we are obviously disappointed in missing our overall expectations, the 2.3 percent opening same store rental revenue growth is a testament to the stability of cash flows our sector offers, as even a disappointing lease up provides the opportunity for our 13th consecutive year of growth in same store rental rate, rental revenue and NOI,” said Bill Bayless, American Campus Communities CEO. “This long-term stability of internal growth, when coupled with opportunistic accretive external growth, provides a compelling value creation opportunity. Looking forward to the upcoming leasing season, we continue to see a healthy fundamental environment with a slight reduction in total new supply levels in our collective markets and are currently targeting rental revenue growth for the 2018-2019 academic year in the range of 2.5 to 4.0 percent through a combination of occupancy and rental rate growth.”
Third Quarter Operating Results
Revenue for the 2017 third quarter totaled $196.9 million versus $196.4 million in the third quarter 2016, and operating income for the quarter totaled $17.6 million versus $29.3 million in the prior year third quarter. The decrease in operating income was primarily due to a $9.1 million increase in depreciation and amortization primarily associated with recently acquired and developed properties, $2.9 million in property acquisition costs related to the Core Spaces Portfolio acquisition, and $1.9 million in expenses associated with Hurricanes Harvey and Irma. Net loss for the 2017 third quarter totaled $1.3 million, or $0.01 per fully diluted share, compared with net income of $9.6 million, or $0.07 per fully diluted share, for the same quarter in 2016. FFO for the 2017 third quarter totaled $59.0 million, or $0.43 per fully diluted share, as compared to $61.1 million, or $0.46 per fully diluted share for the same quarter in 2016. FFOM for the 2017 third quarter was $61.2 million, or $0.44 per fully diluted share as compared to $60.4 million, or $0.45 per fully diluted share for the same quarter in 2016. A reconciliation of FFO and FFOM to net income is provided in Table 3.
 NOI for same store wholly-owned properties was $74.9 million in the quarter, a decrease of 0.8 percent from $75.5 million in the 2016 third quarter. Same store wholly-owned property revenues increased by 1.3 percent over the 2016 third quarter due primarily to an increase in average rental rates for the 2017-2018 academic year. Same store wholly-owned property operating expenses increased by 3.3 percent over the prior year quarter. Excluding expenses of $1.9 million associated with Hurricanes Harvey and Irma during the quarter, same store wholly-owned operating expenses and NOI would have increased by 1.0 percent and 1.7 percent, respectively. NOI for the total wholly-owned portfolio decreased 1.2 percent to $84.9 million for the quarter from $85.9 million in the comparable period of 2016 due primarily to the sale of 20 non-core properties since the second quarter of 2016. A reconciliation of same store NOI to total NOI is provided in Table 4.
Portfolio Update
Developments
During the quarter, the company completed construction and delivered $609.2 million of owned development assets into service. As of September 30, 2017, these properties were 83.2 percent occupied. The company also progressed with construction of its $603.3 million development and $282.6 million presale development pipeline with expected delivery in Fall 2018 and Fall 2019. These construction projects are all core Class A assets located on campus or pedestrian to campus in their respective markets and remain on track to meet their collective targeted stabilized development yield in the range of 6.25 - 7.0 percent for developments and 5.7 - 6.25 percent for presale developments.
American Campus Equity (ACE)
The company made further advancements in its ACE development program, executing a predevelopment agreement for a second phase project on the University of Southern California Health Sciences campus in Los Angeles. The proposed $42.0 million second-phase project includes approximately 300 beds, expanding on the highly successful initial ACE development which was 99.6 percent occupied as of September 30, 2017 and is currently over 100 percent applied for academic year 2018-2019. Delivery timing for the new project currently targets Fall 2020, but will ultimately be determined based upon the lengthy City of Los Angeles entitlement process.
Acquisitions
Core Spaces Portfolio Acquisition
During the quarter, the company entered into an agreement to recapitalize and ultimately acquire seven select student housing properties totaling 3,776 beds for $590.6 million from affiliates of Core Spaces and DRW Real Estate Investments. The transaction focuses on strategic growth in seven key Power-5 conference and state flagship university markets, and offers the potential for multi-asset market efficiencies in five existing ACC markets. The transaction included the acquisition of two existing communities, two communities opened in Fall 2017, and three presale development projects scheduled for completion in Fall 2018, with closing and funding events scheduled to occur in a staged manner over approximately two years, allowing for optimal integration and funding.
American Campus Communities believes these seven assets represent some of the best purpose-built student housing properties in their respective markets, combining market leading unit and amenity packages with excellent locations, averaging only 0.2 miles to campus. Additionally, the seven strategic growth markets offer strong student housing fundamentals with average enrollment in excess of 35,000 students and existing purpose-built student housing supply serving only 13 percent of total enrollment, as compared to an average of 22 percent for the company’s current portfolio.
As previously noted, in aggregate, the $590.6 million transaction is expected to include closing and funding events over approximately two years. Upon the initial funding of each property, American Campus Communities assumes sole operational control, while Core Spaces/DRW Real Estate Investments will retain certain limited decision making abilities including responsibility for the development and delivery of the in-process development properties. The acquisition is subject to adjustment to total consideration based on stabilized property tax assessments, various earn-out adjustments and closing conditions including satisfactory completion of the properties currently under construction by Core Spaces/DRW Real Estate Investments. After investment of $7.9 million of upfront capital improvements, the portfolio targets a stabilized cap rate of 5.4 percent nominal and 5.2 percent economic for the 2019-2020 academic year, with multiple property market efficiencies offering the potential for 25 to 50 basis points of additional yield above the going-in cap rates for five of the seven assets.
In association with this transaction, the company intends to manage its balance sheet through the monetization of $400 to $450 million of select existing core assets via disposition or joint venture, thereby taking advantage of the current cap rate environment for core pedestrian student housing in tier one university markets.
For additional information, please refer to the company’s press release and investor presentation posted in the Investor Relations section of the company’s website.
Bridges @ 11th
Following the company’s previously announced acquisitions of TWELVE at U District and Hub U District Seattle (part of the Core Spaces Portfolio), the company continued its strategic expansion in the highly underserved University of Washington market with the October acquisition of Bridges @ 11th. The 258-bed asset is located on university owned land immediately adjacent to TWELVE at U District and is subject to a long-term ground lease with the University of Washington. Since opening in 2015, the property has been highly attractive to students due to the pedestrian to campus location within the popular U District submarket, while also benefiting from priority leasing to faculty and staff of both the University of Washington and Children’s Hospital. After investment of $1.2 million of upfront capital improvements and based on current occupancy, the acquisition represents a cap rate of 4.7 percent nominal and 4.5 percent economic. Over the next two leasing cycles, the company plans to further capitalize on the property’s high demand from UW students by strategically configuring select floor plans to allow for shared occupancy thereby creating diverse price points within the community, and furnishing many of the units. Upon completion of these strategic initiatives, the company targets a stabilized cap rate of 5.3 percent nominal and 5.1 percent economic.
Since June, the company has strategically accumulated three Seattle-based properties located pedestrian to the exceedingly supply-constrained University of Washington market, which contains less than 1,000 existing modern purpose-built beds serving a university with total enrollment exceeding 46,000 students. In addition to their superior locations, the properties feature price-point and unit-mix differentiation, highly competitive amenity packages including dedicated study rooms, modern fitness centers and outdoor amenity space. In addition, the assets offer the potential for additional yield of 25 to 50 basis points above the going-in cap rates by taking advantage of multi-asset opportunities, integrating many operational functions.
Third-Party Services
During the quarter, the company completed construction and commenced management of Momentum Village Phase II and Esperanza Hall, 560-bed and 382-bed third-party development projects located on the campuses of Texas A&M University - Corpus Christi and Texas A&M University - San Antonio, respectively.
Also during the quarter, the company closed on financing and commenced construction on a third-party on-campus development project with the University of California, Irvine. The 1,441-bed student housing development project represents the fourth phase of the company’s partnership with the university, which includes more than 6,500 modern student beds in purpose-built, academically oriented student communities totaling more than $550 million of total project cost. The company expects to earn $5.9 million in development fees throughout the construction period with completion scheduled for Fall 2019.
Capital Markets
In September, the company entered into a $300 million senior unsecured term loan, which matures in September 2018. The loan contains two one-year extension options and an accordion feature that allows the company to expand the facility by up to an additional $100 million, subject to the satisfaction of certain conditions. Borrowing rates under the credit facility float at a margin over LIBOR with spreads priced on a grid tied to the company’s credit rating. Based on the company’s current Baa2/BBB rating, the LIBOR margin is 110 basis points. Proceeds were used to pay down the outstanding balance on the company’s revolving credit facility, which was utilized for initial funding requirements of the Core Spaces Portfolio acquisition.
Subsequent to quarter end, the company issued $400 million of senior unsecured notes under its existing shelf registration, which are fully and unconditionally guaranteed by the company. These 10-year notes were issued at 99.912 percent of par value with a coupon of 3.625 percent and a yield of 3.635 percent. The notes will mature on November 15, 2027. Moody’s and S&P rated the notes Baa2 and BBB, respectively. Net proceeds from the transaction totaled approximately $395 million, after expenses, and were used to repay the outstanding balance of the company’s revolving credit facility, with the remaining proceeds available to fund the development pipeline, acquisition activity and for general business purposes.
At-The-Market (ATM) Share Offering Program
In July, the company sold 24 thousand shares of common stock at a weighted average price of $48.09 per share for net proceeds of approximately $1.1 million. The company has not sold any shares under the ATM program subsequent to this activity. Total gross proceeds of $267 million have been raised under the ATM program in 2016 and 2017 leaving approximately $233 million of capacity under the current program.
2017 Outlook
The company is updating its 2017 outlook primarily to reflect the impact of the following items as compared to management’s initial outlook: (1) an increase in NOI for properties acquired in 2017, offset by an increase in interest expense and common stock issued to fund the purchases; (2) a decrease in NOI for 2017 same store properties and Fall 2017 development deliveries due to the results of the academic year 2017-2018 lease-up; (3) additional interest expense from the issuance of $400 million of senior unsecured notes approximately two months earlier than anticipated; and (4) additional repairs and maintenance expenses associated with Hurricanes Harvey and Irma of $2.0 million. Based upon these and other factors, management anticipates that 2017 FFO will be in the range of $2.39 to $2.43 and FFOM will be in the range of $2.28 to $2.32 per fully diluted share, respectively. For additional details regarding the company’s updated 2017 outlook, please see pages 17-18 of the Supplemental Analyst Package 3Q 2017.
“While the disappointing 2017-2018 lease-up results primarily related to three challenging markets are expected to impact our FFOM guidance by approximately four cents, three additional nonrecurring or timing items further exacerbated our guidance reduction by an additional four cents,” said Daniel Perry, American Campus Communities CFO. “Although the 3.625 coupon achieved on our recent bond issuance is expected to benefit the company for the next decade, our original guidance did not anticipate the earlier timing of the transaction and the corresponding impact to 2017 interest expense. This, combined with the significant expenses associated with Hurricanes Harvey and Irma and the non-cash interest expense associated with transferring Blanton Common to the lender, resulted in the additional four cent impact.”
All guidance is based on the current expectations and judgment of the company's management team.
A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2017 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2017 outlook on Tuesday, October 24, 2017 at 10:00 a.m. ET (9:00 a.m. CT). Participants from within the U.S. may dial 888-317-6003 passcode 0065474, and participants outside the U.S. may dial 412-317-6061 passcode 0065474, at least 10 minutes prior to the call.
To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until November 7, 2017 by dialing 877-344-7529 or 412-317-0088 conference number 10112317. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs, contractual executive separation and retirement charges, and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of September 30, 2017, American Campus Communities owned 166 student housing properties containing approximately 102,500 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 204 properties with approximately 131,300 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2017 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets

Investments in real estate:
Wholly-owned properties, net	$6,262,077	$5,427,014
Wholly-owned properties held for sale	—	25,350
On-campus participating properties, net	83,095	85,797
Investments in real estate, net	6,345,172	5,538,161

Cash and cash equivalents	16,341	22,140
Restricted cash	25,824	24,817
Student contracts receivable, net	15,531	8,428
Other assets[1]	284,023	272,367

Total assets	$6,686,891	$5,865,913

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$662,874	$688,195
Unsecured notes	1,190,296	1,188,737
Unsecured term loans	646,675	149,065
Unsecured revolving credit facility	266,440	99,300
Accounts payable and accrued expenses	79,612	76,614
Other liabilities[2]	214,918	158,437
Total liabilities	3,060,815	2,360,348

Redeemable noncontrolling interests	112,270	55,078

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,364	1,322
Additional paid in capital	4,321,228	4,118,842
Common stock held in rabbi trust	(2,944)	(975)
Accumulated earnings and dividends	(816,360)	(670,137)
Accumulated other comprehensive loss	(3,195)	(4,067)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,500,093	3,444,985
Noncontrolling interests – partially owned properties	13,713	5,502
Total equity	3,513,806	3,450,487

Total liabilities and equity	$6,686,891	$5,865,913

1.	As of September 30, 2017, other assets include approximately $9.4 million related to net deferred financing costs on our revolving credit facility and the net value of in-place leases.

2.	As of September 30, 2017, other liabilities include approximately $64.6 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues
Wholly-owned properties	$183,569	$185,694	$531,556	$546,078
On-campus participating properties	6,799	6,758	23,128	23,018
Third-party development services	3,566	773	4,697	3,929
Third-party management services	2,291	2,376	7,193	7,039
Resident services	713	810	2,310	2,325
Total revenues	196,938	196,411	568,884	582,389

Operating expenses
Wholly-owned properties	99,423	100,602	249,552	257,175
On-campus participating properties	3,923	3,784	11,080	10,125
Third-party development and management services	3,879	3,340	11,789	10,638
General and administrative[1]	8,684	5,375	25,200	16,810
Depreciation and amortization	61,125	52,067	169,391	159,486
Ground/facility leases	2,329	1,965	7,151	6,736
Provision for real estate impairment[2]	—	—	15,317	—
Total operating expenses	179,363	167,133	489,480	460,970

Operating income	17,575	29,278	79,404	121,419

Nonoperating income and (expenses)
Interest income	1,259	1,272	3,723	4,026
Interest expense	(18,654)	(19,016)	(47,944)	(61,762)
Amortization of deferred financing costs	(1,146)	(1,344)	(3,197)	(5,238)
(Loss) gain from disposition of real estate	—	—	(632)	17,409
Total nonoperating expense	(18,541)	(19,088)	(48,050)	(45,565)

(Loss) income before income taxes	(966)	10,190	31,354	75,854
Income tax provision	(267)	(345)	(791)	(1,035)
Net (loss) income	(1,233)	9,845	30,563	74,819
Net income attributable to noncontrolling interests	(79)	(201)	(587)	(1,150)
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(1,312)	$9,644	$29,976	$73,669
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	233	1,271	872	(162)
Comprehensive (loss) income	$(1,079)	$10,915	$30,848	$73,507
Net (loss) income per share attributable to ACC, Inc. and Subsidiaries common shareholders
Basic	$(0.01)	$0.07	$0.21	$0.57

Diluted	$(0.01)	$0.07	$0.21	$0.56

Weighted-average common shares outstanding

Basic	136,421,198	130,786,985	134,708,361	128,239,294

Diluted	136,421,198	131,568,371	135,585,850	129,034,401

1.
The nine months ended September 30, 2017 include $4.5 million of contractual executive separation and retirement charges incurred in the first and second quarter of 2017 with regard to the retirement of the company's former Chief Financial Officer. The three and nine months ended September 30, 2017 include $2.9 million in transaction costs related to our initial investment in the Core Spaces/DRW joint ventures.

2.
Represents an impairment charge recorded in the second quarter of 2017 for one wholly-owned property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(1,312)	$9,644	$29,976	$73,669
Noncontrolling interests	85	201	593	1,150
Loss (gain) from disposition of real estate	—	—	632	(17,409)
Elimination of provision for real estate impairment[1]	—	—	15,317	—
Real estate related depreciation and amortization	60,202	51,301	166,931	157,232
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	58,975	61,146	213,449	214,642

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	479	365	(1,373)	(1,702)
Amortization of investment in on-campus participating properties	(1,892)	(1,839)	(5,621)	(5,493)
	57,562	59,672	206,455	207,447
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[2]	452	351	1,987	2,216
Management fees	306	304	1,046	1,027
Contribution from on-campus participating properties	758	655	3,033	3,243

Property acquisition costs[3]	2,855	114	2,855	114
Contractual executive separation and retirement charges[4]	—	—	4,515	—
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$61,175	$60,441	$216,858	$210,804

FFO per share – diluted	$0.43	$0.46	$1.56	$1.65

FFOM per share – diluted	$0.44	$0.45	$1.59	$1.62

Weighted average common shares outstanding - diluted	138,328,932	132,877,380	136,686,611	130,407,761

1.
Represents an impairment charge recorded for a wholly-owned property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

2.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents actual amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

3.	The three and nine months ended September 30, 2017 amounts represent transaction costs related to our initial investment in the Core Spaces/DRW joint ventures.

4.	Represents contractual executive separation and retirement charges incurred in the first and second quarter of 2017 with regard to the retirement of the company's former Chief Financial Officer.

Table 4
American Campus Communities, Inc. and Subsidiaries
Wholly-Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Wholly-owned properties revenues
Same store properties	$162,776	$160,636	$2,140	1.3%	$490,177	$478,327	$11,850	2.5%
New properties	20,637	4,187	16,450		39,774	4,291	35,483
Sold and held for sale properties[1]	869	21,681	(20,812)		3,915	65,785	(61,870)
Total revenues[2]	$184,282	$186,504	$(2,222)	(1.2%)	$533,866	$548,403	$(14,537)	(2.7%)
Wholly-owned properties operating expenses
Same store properties[3]	$87,902	$85,126	$2,776	3.3%	$227,993	$220,724	$7,269	3.3%
New properties	11,232	2,242	8,990		19,152	2,400	16,752
Sold and held for sale properties1 4	289	13,234	(12,945)		2,407	34,051	(31,644)
Total operating expenses	$99,423	$100,602	$(1,179)	(1.2%)	$249,552	$257,175	$(7,623)	(3.0%)
Wholly-owned properties net operating income
Same store properties[5]	$74,874	$75,510	$(636)	(0.8%)	$262,184	$257,603	$4,581	1.8%
New properties	9,405	1,945	7,460		20,622	1,891	18,731
Sold and held for sale properties[1]	580	8,447	(7,867)		1,508	31,734	(30,226)
Total net operating income	$84,859	$85,902	$(1,043)	(1.2%)	$284,314	$291,228	$(6,914)	(2.4%)

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2017 and 2016, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of September 30, 2017.

1.
Includes properties sold in 2016 and 2017, and one property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

3.
Excluding expenses of $1.9 million incurred during the third quarter of 2017 associated with Hurricanes Harvey and Irma, same store wholly-owned operating expenses for the three and nine months ended September 30, 2017 would have increased by 1.0% and 2.4%, respectively.

4.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

5.
The three and nine months ended September 30, 2017 include a reduction of $272,000 and $548,000, respectively, related to 41 beds damaged by a fire occurring at one same store property in March 2017 and a reduction in beds available for lease at one same store property renovated during the summer months. The fire damaged beds are being rebuilt and are anticipated to be available for occupancy in Spring 2018. Losses incurred in relation to the fire are covered by the company's business interruption insurance policy. Proceeds from this policy are anticipated to be received and recorded in 2018. Excluding the effects of these items and $1.9 million of expenses incurred during the third quarter of 2017 associated with Hurricanes Harvey and Irma, same store wholly-owned net operating income for the three and nine months ended September 30, 2017 would have increased 2.0% and 2.7%, respectively.

Table 5
American Campus Communities, Inc. and Subsidiaries
2017 Outlook1
(dollars in thousands, except share and per share data)

	Prior		Current
	Low	High	Low	High

Net income	$103,400	$116,500	$92,900	$98,700
Noncontrolling interests	1,700	1,900	1,100	1,200
Loss from disposition of real estate[2]	—	—	650	650
Elimination of provision for real estate impairment[3]	—	—	15,300	15,300
Depreciation and amortization	211,700	211,700	217,600	217,600
Funds from operations ("FFO")	$316,800	$330,100	$327,550	$333,450

Elimination of operations from on-campus participating properties	(11,700)	(12,100)	(11,750)	(12,350)
Contribution from on-campus participating properties	4,100	4,700	4,200	4,400
Contractual executive separation and retirement charges[4]	4,550	4,550	4,500	4,500
Property acquisition costs[5]	—	—	2,850	2,850
Elimination of effect of transfer of asset to lender[6]	—	—	(15,200)	(15,200)
Funds from operations - modified ("FFOM")	$313,750	$327,250	$312,150	$317,650

Net income per share - diluted	$0.76	$0.86	$0.68	$0.72

FFO per share - diluted	$2.34	$2.44	$2.39	$2.43

FFOM per share - diluted	$2.32	$2.42	$2.28	$2.32

Weighted-average common shares outstanding - diluted	135,500,000	135,500,000	137,100,000	137,100,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2017 may be affected by, among other factors:
•national and regional economic trends and events;
•the timing of acquisitions and/or dispositions;
•interest rate risk;
•the timing of commencement of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

2.	Represents loss from one property disposed of during the second quarter of 2017.

3.
Represents an impairment charge recorded in the second quarter of 2017 for one wholly-owned property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

4.
Represents contractual executive separation and retirement charges incurred with regard to the retirement of the company's former Chief Financial Officer, recognized in the first and second quarter 2017.

5.	Represents transaction costs related to our initial investment in the Core Spaces/DRW transaction.

6.
Includes a $27.4 million gain on the extinguishment of debt of one wholly-owned property being transferred to the lender in settlement of the property's mortgage loan as described above, and a $12.2 million loss expected to be incurred as a result of the transfer.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000